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Exhibit 99(d)(2)

CERTIFICATE NO.	SHARES
1	1,956

BLACKROCK FLORIDA MUNICIPAL 2020 TERM TRUST
Organized Under the Laws of The State of Delaware
Auction Preferred Shares—Series F7
$.001 Par Value Per Share
$25,000 Liquidation Preference Per Share

Cusip No.09250M 20 8

        This certifies that Cede & Co. is the owner of 1,956 fully paid and non-assessable shares of Auction Preferred Shares—Series F7, $.001 par value per share, $25,000 liquidation preference per share, of BlackRock Florida Municipal 2020 Term Trust (the "Trust") transferable only on the books of the Trust by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

        The Trust will furnish to any shareholder, upon request and without charge, the Trust's Amended and Restated Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

        IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers this 19th day of November 2003.

	THE BANK OF NEW YORK As Transfer Agent and Registrar		BLACKROCK FLORIDA MUNICIPAL 2020 TERM TRUST
By:	Authorized Signature	By:	Anne F. Ackerley Vice President
		Attest:	Vincent Tritto Secretary

FOR VALUE RECEIVED,                                                   hereby sells, assigns and transfers unto                                                                           Shares represented by this Certificate, and do hereby irrevocably constitute and appoint                                                                           Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated	,

In presence of

  Shares of Auction Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Amended and Restated Agreement and Declaration of Trust and the Trust's Statement of Preferences.

  The Trust will furnish to any shareholder, upon request and without charge, the Trust's Amended and Restated Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

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  Exhibit 99(d)(2)